Exhibit 2.1

GEOKINETICS INC.

SECURITIES PURCHASE AGREEMENT

Ladies and Gentlemen:

Geokinetics Inc., a Delaware corporation (the “Company”), as of November 30, 2004, hereby agrees with the parties named on the signature pages hereto (collectively, the “Investors”) as follows:

PARAGRAPH 1.                  AUTHORIZATION OF ISSUE OF SECURITIES

1A.          General. The Company is completing a financing transaction (the “Private Placement”) with certain investors, as described herein.  Pursuant to the Private Placement, the Company is issuing 8,333 shares of Series A Senior Convertible Preferred Stock, $10.00 par value per share (the “Series A Preferred Stock”) to the  Investors to provide the Company funds for working capital and general corporate purposes.  Capitalized terms used in this agreement (the “Agreement”) and not otherwise defined have the meanings specified in Paragraph 8.

1B.          Authorization of Series A Senior Convertible Preferred Stock. The Company has authorized the issuance of an aggregate of 8,333 shares of Series A Preferred Stock to the Investors and will issue such shares to the Investors for an aggregate purchase price of $2,499,900.  The shares of Series A Preferred Stock will have the rights and privileges set forth in the Designation of Series A Senior Convertible Preferred Stock in substantially the form of Exhibit A.

1C.          Registration Rights. The  Investors receiving Series A Preferred  Stock will also have the benefit of the registration rights set forth in the Registration Rights Agreement in substantially the form of Exhibit B attached hereto.

PARAGRAPH 2.                  ACQUISITION OF SECURITIES

2A.          Acquisition of Securities  Subject to and upon the terms and conditions herein set forth, each Investor agrees, severally and not jointly, to purchase from the Company the number of shares of Series A Preferred Stock for the purchase price, as set forth on the signature page of such Investor.

2B.          Closing.  The sale and purchase (the “Closing”) of the shares of Series A Preferred Stock shall take place on the date hereof (the “Date of Closing”) at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas.

2C.          Use of Cash Proceeds.  The Company shall apply the cash proceeds from the sale of the Series A Preferred Stock as follows:  (i) approximately $1,500,000 to be invested in the development of additional software and the purchase of additional equipment for Geophysical Development Corporation, a wholly-owned subsidiary of the Company, (ii) approximately

$75,000 for the payment of fees and expenses related to the Private Placement, and (iii) the balance of approximately $925,000 for working capital and general corporate purposes.

PARAGRAPH 3.                  CONDITIONS PRECEDENT IN FAVOR OF INVESTORS

3.             Conditions to Investors’ Obligations. Subject to the provisions of Paragraph 9G below, the obligation of each Investor to purchase and pay for the Series A Preferred Stock to be purchased is subject to the satisfaction of the following conditions:

3A.          Deliveries by the Company. On or before the Date of Closing, the Investors shall have received evidence of the following, duly executed and delivered by the Company to the Investors:

(i)            certificates evidencing the Series A Preferred Shares being purchased by each Investor in the name set forth on the signature page hereto of such Investor;

(ii)           the Registration Rights Agreement in substantially the form of Exhibit B;

(iii)          certificates of the Secretary and of the President or any Vice President of the Company dated the Date of Closing, which shall contain the names and signatures of the officers of the Company authorized to execute this Agreement and which shall certify to the truth, correctness and completeness of the following exhibits attached hereto as Exhibit A and Exhibit C, respectively: (a) the Certificate of Designation of Series A Senior Convertible Preferred Stock attached hereto as Exhibit A authorizing the issuance of 8,333 shares of Series A Preferred Stock, and evidence of the filing of such Certificate of Designation issued by the Secretary of State of Delaware, (b) (i) a copy of resolutions duly adopted by the Board of Directors of the Company in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Transaction Documents delivered or to be delivered in connection herewith on the part of the Company and the consummation of the transactions contemplated herein and therein, (ii) a copy of the Certificate of Incorporation of the Company and all amendments thereto, certified by the Secretary of State of Delaware, and (iii) a copy of the bylaws of the Company on the Date of Closing;

(iv)          a certificate (or certificates) as to the valid existence and good standing of the Company and its Subsidiaries issued by the Secretary of State or other appropriate official of their state of incorporation;

(v)           a certificate of the President or any Vice President of the Company dated the Date of Closing, in which such officer certifies to the satisfaction of the conditions on the part of the Company set out in subsections (i) and (ii) of Paragraph 3B;

(vi)          the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel to the Company, dated the Date of Closing and substantially in the form set forth in Exhibit D, subject only to such qualifications, limitations or exceptions as may be acceptable to each of the Investors;

(vii)         certificates of the Company’s and its Subsidiaries’ good standing and due qualification to do business, issued by appropriate officials in any states where the

Company’s and the Subsidiaries’ ownership or leasing of their respective properties or the conduct of their respective business requires such qualification;

(viii)        a fairness opinion from Howard Frazier Barker Elliot, Houston, Texas, to the effect that the sale of the Series A Preferred Stock to the Investors is fair to the Company from a financial perspective;

(ix)           written consents from all parties necessary to consent to the grant of the registration rights contained in the Registration Rights Agreement in substantially the form of Exhibit B; and

(x)            a waiver from GeoLease of any rights to receive any of the cash proceeds of the Private Placement.

On or before the Date of Closing, the Investors and Satterlee Stephens Burke and Burke, counsel for the Investors, shall have received such further documents, opinions, certificates and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company and its Subsidiaries as they shall reasonably request.

3B.          Representations; No Default.

(i)            All representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Date of Closing as if such representations and warranties had been made on and as of such date, unless such representation and warranty expressly indicates that it is being made as of any other specific date in which case on and as of such other date.

(ii)           The Company shall have performed and complied with all agreements and conditions required in this Agreement to be performed or complied with by it on or prior to the Date of Closing.

3C.          Purchase Permitted By Applicable Laws. On the Date of Closing, the offer by the Company of, and the purchase of and payment for, the Series A Preferred Stock (including the use of the proceeds of the sale of such Series A Preferred Stock by the Company) shall not violate any applicable law or governmental regulation including (without limitation, Section 5 of the Securities Act of 1933, as amended or Regulation U, T or X of the Board of Governors of the Federal Reserve System) and shall not subject any Investor to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

3D.          Proceedings. On the Date of Closing, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals of certified or other copies of such documents as they or their counsel may reasonably request.

3E.           Post-Closing Capitalization. The ownership of the Company’s equity securities immediately after the Closing shall be as set forth in Exhibit E, reflecting, among other things, that as of the Date of Closing:  (i) the outstanding Common Stock represents 61.89% of the outstanding voting securities of the Company, and (ii) the shares of Series A Preferred Stock held by the Investors represents 27.16% of the outstanding voting securities of the Company, in each case determining the foregoing percentages on a fully diluted basis after giving effect to this Agreement, and taking into account any shares comprising the Option Pool (defined below).

3F.           Board Representation. The Board of Directors of the Company shall include one member designated by the Investors.

PARAGRAPH 4.                  CONDITIONS IN FAVOR OF THE COMPANY

4.             Conditions to Company’s Obligations.  The obligation of the Company to issue the Series A Preferred Stock to each of the Investors is subject to the satisfaction of the following conditions:

4A.          Deliveries by the Investors. On or before the Date of Closing, the Company shall have received the following, duly executed and delivered:

(i)            from the Investors, irrevocable subscriptions and cash proceeds of not less than $2,499,900 from all Investors executing this Agreement, with such cash proceeds being paid to the Company by wire transfer or other immediately available funds for the acquisition of the Series A Preferred Stock by each such Investor as provided in Paragraph 2A hereof; and

(ii)           from each Investor acquiring Series A Preferred Stock, the Registration Rights Agreement in substantially the form of Exhibit B.

4B.          Representations; No Default.

(i)            All representations and warranties made by the Investors in this Agreement shall be true and correct on and as of the Date of Closing as if such representations and warranties had been made on and as of such date, unless such representation and warranty expressly indicates that it is being made as of any other specific date in which case on and as of such other date.

(ii)           Each of the Investors shall have performed and complied with all agreements and conditions required in this Agreement to be performed or complied with by it on or prior to the Date of Closing.

4C.          Purchase Permitted By Applicable Laws. On the Date of Closing, the offer by the Company of, and the purchase of and payment for, the Series A Preferred Stock on the terms and conditions herein provided (including the use of the proceeds of the sale of such Series A Preferred Stock by the Company) shall not violate any applicable law or governmental regulation.

4D.          Proceedings. On the Date of Closing, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to the Company, and the Company and Chamberlain, Hrdlicka, White, Williams & Martin, counsel for the Company, shall have received all such counterpart originals or other copies of such documents (certified as may be appropriate) as the Company or its counsel may reasonably request.

4E.           Post-Closing Capitalization. The ownership of the Company’s equity securities immediately after the Closing shall be as set forth in Exhibit E, reflecting, among other things, that as of the Date of Closing:  (i) the outstanding Common Stock represents 61.89% of the outstanding voting securities of the Company, and (ii) the shares of Series A Preferred Stock held by the Investors represents 27.16% of the outstanding voting securities of the Company, in each case determining the foregoing percentages on a fully diluted basis after giving effect to this Agreement, and taking into account any shares comprising the Option Pool.

4F.           Fairness Opinion.  The Company’s Board of Directors shall have received a fairness opinion from Howard Frazier Barker Elliott, Houston, Texas, to the effect that the sale of the Series A Preferred Stock to the Investors is fair to the Company from a financial point of view.

4G.          Consents.   The Company shall have received written consents from all parties necessary to consent to the grant of the registration rights contained in the Registration Rights Agreement in substantially the form of Exhibit B.

4H.          Waiver.  The Company shall have received a written waiver from GeoLease Partners, L.P. of any right to receive any of the cash proceeds of the Private Placement.

PARAGRAPH 5.                  COVENANTS

5.             Covenants. To induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company warrants, covenants and agrees as follows:

5A.          Financial Information, Reports, Notices, etc. The Company will furnish, or will cause to be furnished, to each of the Investors copies of the following financial statements, reports, notices and information, at the Company’s expense, until the date on which such Investor owns less than 50% of the shares of Series A Preferred Stock (or the shares of Common Stock issued or issuable upon conversion of such shares of Series A Preferred Stock) originally purchased by such Investor pursuant to this Agreement:

(i)            as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, consolidated balance sheets of the Company as of the end of such fiscal quarter and consolidated statements of operations and cash flow of the Company for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter (which may be the Company’s Form 10-QSB), certified by the chief financial officer of the Company, in each case with prior period comparisons and a management’s discussion and analysis of financial condition and results of operations;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year, a copy of the annual audit report for such fiscal year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company as of the end of such fiscal year and consolidated statements of operations and cash flow of the Company for such fiscal year (which may be the Company’s Form 10-KSB), certified in a manner reasonably acceptable to the Investors by Fitts, Roberts & Co., Inc., P.C. or other independent public accountants acceptable to the Investors, with a management’s discussion and analysis of financial condition and results of operations;

(iii)          promptly after (a) the sending or filing thereof, copies of all reports which the Company or any of its Subsidiaries send to any lenders and (b) the sending or filing thereof, copies of all reports and registration statements which the Company or any of its Subsidiaries file with the Securities and Exchange Commission or any national securities exchange;

(iv)          upon request by any Investor, as soon as available and in any event within 30 days after the end of each month, monthly financial reports and such other information respecting the condition or operations, financial or otherwise, of the Company and each of its Subsidiaries as such Investor may reasonably request; and

(v)           upon request by any Investor, reasonable access to the properties, facilities, financial books and records of the Company, at such times as will not unduly interfere with the operations of the Company, in order to verify the accuracy of the financial reports and other information furnished to the Investor pursuant to the preceding provisions hereof.

5B.          Indemnity. The Company agrees to indemnify each of the Investors, as shareholders, directors and officers of the Company, as the case may be, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against any of the Investors arising out of, resulting from or in any other way associated with the execution, delivery or performance of the Transaction Documents or such Investor’s being a shareholder, director or officer of the Company. The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by such holder, provided only that no Investor shall be entitled under this Paragraph 5B to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by such Investor’s willful misconduct. If any Person (including the Company or any of its affiliates) ever alleges such willful misconduct by a Investor, the indemnification provided for in this Paragraph 5B shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged willful misconduct. As used in this section the term “Investor” shall refer also to each director, officer, agent, attorney, employee, representative and affiliate of such Investor.

5C.          Insurance.  The Company shall maintain a policy of directors’ and officers’ liability insurance, in an amount customary for corporations of similar size, so long as the Company can obtain such insurance at commercially reasonable rates.  The Company will use its commercially reasonable efforts to obtain key person insurance policies in the amount of $1,000,000 on the life of David A. Johnson, and in the amount of $500,000 on the lives of each of Lynn A. Turner and Lee Bell, in each case with the proceeds of such insurance policies to be payable to the Company.

5D.          Amendment of Certificate of Corporation.  The Company shall submit an amendment to its certificate of corporation for approval by its shareholders at the next regularly scheduled annual meeting of shareholders, which amendment shall provide for customary indemnification of the Company’s directors in accordance with the provisions of the Delaware General Corporation Law.

5E.           Employee Agreements.  The Company shall enter into (i) a non-competition and non-solicitation agreement with all present and future key employees and (ii) an invention and non-disclosure agreement with all present and future employees of the Company, each in a form reasonably acceptable to the Investors.

PARAGRAPH 6.                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.             Representations and Warranties. To induce the Investors to enter into this Agreement and to purchase the Series A Preferred Stock, the Company represents and warrants as follows:

6A.          Organization and Good Standing. Each of the Company and its Subsidiaries is duly incorporated, validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its properties, and each is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6B.          Authorization.  The Company has taken all corporate action necessary to authorize the execution and delivery by it of this Agreement and the other Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder.

6C.          No Conflicts or Consents.  The execution, delivery and performance of the Transaction Documents, compliance by the Company with all the provisions hereof and thereof and the consummation or the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body (except as such may be required under the securities or blue sky laws of the various states) and will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or bylaws of the Company or any of its Subsidiaries or any agreement, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, or violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Company or any of its Subsidiaries or their respective properties.

6D.          Enforceable Obligations. Each of the Transaction Documents constitutes a valid and legally binding agreement of the Company, enforceable against it in accordance with its terms (assuming due authorization, execution and delivery of each Transaction Document by any other party thereto), except that enforcement thereof may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the discretion of any court before which any proceeding therefor may be brought.

6E.           No Conflict. Neither the Company nor any or its Subsidiaries is in violation of its respective charter or bylaws or in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any other agreement, indenture or instrument material to the conduct of the business or the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or property is bound except for such violations or defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6F.           Financial Statements. The financial statements, together with related schedules and notes contained in the Exchange Act Reports, present fairly the consolidated financial position, results of operations and changes in financial position of the Company on the basis stated in the Exchange Act Reports at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the Exchange Act Reports are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

6G.          No Undisclosed Liabilities. Except as fully reflected or reserved against in the financial statements and the notes thereto referred to in Paragraph 6F or as otherwise set forth in the Exchange Act Reports, there are no liabilities or obligations with respect to the Company or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. The Company does not know of any basis for the assertion against the Company or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in such financial statements which, either individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

6H.          Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by the Company to the Investors in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby (including without limitation the Exchange Act Reports) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading as of the date made or deemed made.  There is no fact known to the Company that has not been disclosed to the Investors that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

6I.            Litigation. There are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any of their respective properties is the subject which could reasonably be expected to result in a Material Adverse Effect, and, to the best knowledge of the Company, no such proceedings are threatened or contemplated.

6J.           Environmental and Other Laws. Neither the Company nor any of its Subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), nor any federal or state law relating to discrimination in the hiring, promotion or pay of employees nor any applicable federal or state wages and hours laws, nor any provisions of the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder, which in each case could reasonably be expected to result in any Material Adverse Effect.

6K.          Permits. Each of the Company and its Subsidiaries has such permits, licenses, franchises, consents, approvals, orders, certificates and authorizations of governmental or regulatory authorities (“Permits”), including, without limitation, under any applicable Environmental Laws, as are necessary to own, lease and operate its respective properties and to conduct its business except for those the absence of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to such permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any such permit, in each case where the same, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; each permit is in full force and effect; each of the Company and its Subsidiaries is operating in compliance with its permits, and there are no proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries that seek to cause any permit of any of them to be revoked, withdrawn, canceled, suspended or not renewed, except where the failure of a permit to be in full force or effect or noncompliance with a permit could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6L.           Title to Properties. Except as otherwise set forth in the Exchange Act Reports or as contemplated herein or such as are not material to the business, prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has good (and with respect to real property, marketable) title, free and clear of all liens, claims, encumbrances and restrictions, to all property and assets described in the Exchange Act Reports as being owned by them. All leases to which the Company or any of its Subsidiaries is a party are valid and binding and no default has occurred or is continuing thereunder, which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect; and the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee other than such exceptions that, individually or in the aggregate, could not reasonably be expected to result in any Material Adverse Effect.

6M.         Insurance. Each of the Company and its Subsidiaries maintains reasonably adequate insurance.

6N.          Reports. Each of the Company and its Subsidiaries has timely filed all material reports, data and other information required by any other regulatory agency with authority to regulate the Company or its Subsidiaries, or the business or any of them in any manner; and each of the Company and its Subsidiaries is in compliance with all rules, regulations and requirements of all regulatory agencies, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6O.          Investment Company.  Neither the Company nor any of its Subsidiaries is, or upon application of the proceeds from the sale of the Series A Preferred Stock will be, an “investment company” or a company “controlled” by an “investment company’’ within the meaning of the Investment Company Act of 1940, as amended.

6P.           Intellectual Property. Each of the Company and its Subsidiaries owns and possesses all material licenses, patents, patent rights, patent applications, inventions, trade secrets, know how, proprietary information and techniques, including processes, trademarks, service marks, trade names, computer software and copyrights described or referred to in the Exchange Act Reports or owned or used by it or that are necessary for and/or used in the conduct of its business as described in the Exchange Act Reports. Any registrations covering such patents, trademarks, service marks, trade names or copyrights owned by, or licensed to the Company or any of its Subsidiaries are valid and subsisting, have not been cancelled, abandoned or otherwise terminated and, if applicable, have been duly issued or filed. Neither the Company nor any of its Subsidiaries is aware of or has received any notice of infringement of, or conflict or claimed conflict with, asserted rights of others with respect to any licenses, patents, patent rights, patent applications, inventions, trade secrets, know how, proprietary information or techniques, including processes, trademarks, service marks, trade names, computer software or copyrights.

6Q.          Offering of Series A Preferred Stock. Except for solicitations to offerees reasonably believed by the Company to be “accredited investors” as such term is defined in Regulation D of the Securities Act, neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Series A Preferred Stock or any similar security of the Company for sale to, or solicited any offers to buy the Series A Preferred Stock or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any person other than the Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Series A Preferred Stock to the provisions of Paragraph 6 or the Securities Act or to the registration provisions of any securities or blue sky law of any applicable jurisdiction in such a manner as to require that the Series A Preferred Stock actually be registered.

6R.          Use of Proceeds. Neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (“margin stock”). The proceeds of sale of the Series A Preferred Stock will be used as set forth in Paragraph 2C. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which could reasonably be expected to cause this Agreement or the Series A Preferred Stock to violate Regulation U, Regulation T or any other regulation of the Board of Governors or the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

Any certificate signed by any officer of the Company and delivered to any Investor or to counsel for the Investors shall be deemed a representation and warranty by the Company to each Investor as to the matters covered thereby.

PARAGRAPH 7.                  REPRESENTATIONS AND AGREEMENTS OF THE INVESTORS

7A.          Acknowledgments of the Investors. Each Investor understands and acknowledges to the Company that:

(i)            the offering and sale of the Series A Preferred Stock is intended to be exempt from registration under the Common Shares Act by virtue of the provisions of Section 4(2) of the Securities Act;

(ii)           the Series A Preferred Stock has not been registered under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement;

(iii)          if any transfer of the Series A Preferred Stock is to be made, in reliance on an exemption under the Securities Act, the Company may require an opinion of counsel reasonably satisfactory to it that such transfer may be made pursuant to an exemption under the Securities Act; and

(iv)          the certificates evidencing the Series A Preferred Shares will have restrictive legends thereon reasonably satisfactory to the Company and its counsel.

7B.          Representations of the Investors.  Each Investor, severally and not jointly, represents and warrants to the Company that:

(i)            the Series A Preferred Stock to be acquired by it pursuant to this Agreement are being acquired for its own account, not as a nominee or agent for any other Person, and without a view to the distribution of such Series A Preferred Stock or any interest therein in violation of the Securities Act;

(ii)           it is an “accredited investor” as such term is defined in Regulation D under the Securities Act and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Series A Preferred Stock, and such Investor is capable of bearing the economic risks of such investment and is able to bear a complete loss of its investment in the Series A Preferred Stock;

(iii)          it has made such independent investigation of the Company and the transactions contemplated by this Agreement as it deems necessary or advisable in connection with its purchase of the Series A Preferred Stock; and

(iv)          the execution, delivery, and performance of this Agreement is within such Investor’s powers (corporate or otherwise) and has been duly authorized by all requisite action (corporate or otherwise).

PARAGRAPH 8.                  DEFINITIONS.

8A.          Definitions. For the purpose of this Agreement, the terms defined in this Agreement shall have the respective meanings specified herein, and the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” has the meaning set forth in Paragraph 1A.

“Closing” has the meaning set forth in Paragraph 2B.

“Common Stock” means (i) the Company’s Common Stock, $0.01 par value per share, (ii) shares of Common Stock issuable upon exercise of outstanding options or warrants and (iii) shares of Common Stock issuable upon conversion of any outstanding convertible securities.

“Company” has the meaning set forth in the opening paragraph hereof.

“Date of Closing” has the meaning set forth in Paragraph 2B.

“Environmental Laws” has the meaning set forth in Paragraph 6J.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Reports” means the Form 10-KSB filed on May 15, 2004 for the fiscal year ended December 31, 2003, the Form 10-QSB filed on May 15, 2004 for the fiscal quarter ended March 31, 2004, the Form 10-QSB filed on August ___, 2004 for the fiscal quarter ended June 30, 2004, and any other reports subsequently filed by the Company with the Commission and delivered to the Investors prior to the Date of Closing.

“GeoLease” means Geolease Partners, L.P., a Delaware limited partnership.

“Investors” has the meaning set forth in the opening paragraph hereof.

“Lien” means, with respect to any properties or assets, any right or interest therein of a creditor to secure Indebtedness owed to such Person or any other arrangement with such creditor which provides for the payment of such indebtedness out of such properties or assets or which allows such Person to have such indebtedness satisfied out of such properties or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Option Pool” has the meaning set forth in Paragraph 3F.

“Material Adverse Effect” means a material adverse effect to the business, condition (financial or otherwise), assets, liabilities or results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or the ability or obligation of the Company to perform on a timely basis obligations under this Agreement or the other Transaction Documents.

“Permits” has the meaning set forth in Paragraph 6K.

“Private Placement” has the meaning set forth in Paragraph 1A.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in Paragraph 1A.

“Subsidiaries” means, collectively, each direct and indirect subsidiary of the Company, as set forth on Schedule l attached hereto each, a “Subsidiary”.

“Transaction Documents” means this Agreement, the Designation of Series A Senior Convertible Preferred Stock, the Registration Rights Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

8B.          Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent financial statements contained in the Company’s Exchange Act Reports, except as set forth in such unaudited statements.

PARAGRAPH 9.                  MISCELLANEOUS.

9.             Miscellaneous.

9A.          Expenses. The Company agrees, whether or not the transactions contemplated hereby or the other Transaction Documents shall be consummated, to pay, and save the Investors harmless against liability for the payment of, all reasonable out of pocket expenses arising in connection with such transactions promptly (and, in any event, within 30 days after any invoice or other statement or notice), including (i) all reasonable fees and expenses of Satterlee Stephens Burke & Burke, special counsel to the Investors in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) all document production and duplication charges and the reasonable fees and expenses of one counsel engaged by the Investors in connection with any subsequent proposed modification of, or proposed consent under, this Agreement or the other Transaction Documents whether or not such proposed modification shall be effected or proposed consent granted, and (iii) the costs and expenses, including reasonable attorneys’ fees, incurred by the Investors in enforcing (or determining whether or how to enforce) any rights under this Agreement or the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or by reason of the Investors’ having acquired any security, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this Paragraph 9A shall survive the transfer of any security or portion thereof or interest therein by any Investor.

9B.          Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of two-thirds of the shares of Series A Preferred Stock being purchased or acquired hereunder.

9C.          Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the purchase and sale of the Series A Preferred Stock, regardless of any investigation made at any time by or on behalf of any Investor. Subject to the preceding sentence, this Agreement and the other Transaction Documents embody the entire agreement and understanding between each Investor and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

9D.          Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

9E.           Notices. All notices or other communications provided for hereunder shall be in writing and sent by telecopy or nationwide overnight delivery service (with charges prepaid) and (i) if to any Investor, addressed to it at the address specified for such communications on the signature pages hereof, or at such other address as such Investor shall have specified to the Company in writing, and (ii) if to the Company, addressed to Geokinetics Inc. at One Riverway, Suite 2100, Houston, Texas 77056, Attention: President, or at such other address as the Company shall have specified to the Investors in writing.

9F.           Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken (including the satisfaction or waiver of any closing condition contained herein), is by the terms of this Agreement required to be satisfactory to the Investors, the determination of such satisfaction or waiver shall be made by the Investors that would hold, collectively, a majority of the Series A Preferred Shares being purchased or acquired pursuant to this Agreement in their sole and exclusive judgment (exercised in good faith) of the Investors making such determination.

9G.          Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in the courts of the State of New York, the State of Delaware, the United States for the Southern District of New York or the United States for the District of Delaware, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Paragraph 9E, such service to become effective five (5) days after such mailing. The Company hereby irrevocably appoints CT Corporation System and such other persons as may hereafter be selected by CT Corporation System irrevocably agreeing in writing to serve as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of any Investor to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction. The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Transaction Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

9H.          Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceable without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9I.            Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9J.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

9K.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company whereupon this letter shall become a binding agreement by and among the Company and each of you.

Very truly yours,

THE COMPANY:

GEOKINETICS INC.

By:
Name:
Title:

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

Accepted and Agreed as of the

date first above written:

As Investor:
(Name of Investor)

Number of shares of Series A Preferred Stock Purchased:
By:
Name:
Title:	Purchase Price: $

Address of Investor:

Telecopy No.:

Taxpayer I.D. Number: (if registered in the name of a nominee, the nominee Taxpayer I.D. Number)

Nominee (name in which shares of Series A Preferred Stock are to be registered, if different than name of Investor):

SCHEDULE I

Subsidiaries of Geokinetics Inc.:

Geokinetics Production Co., Inc.

Quantum Geophysical, Inc.

Quantum Geophysical Services, Inc.

Geophysical Development Corporation

Geoscience Software Solutions, Inc.

Subsidiaries of Quantum Geophysical, Inc.:

Signature Geophysical Services, Inc.